UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2016

FIVE BELOW, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-35600	75-3000378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Market Street

Suite 2000

Philadelphia, PA 19103

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 546-7909

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Severance Plan

On May 10, 2016, the Board of Directors (the “Board”) of Five Below, Inc. (the “Company”) and the Compensation Committee of the Board jointly approved the adoption of the Company’s Executive Severance Plan (the “Severance Plan”).

The Severance Plan provides that, subject to the execution of a general release, (i) Kenneth Bull, who is the Company’s Chief Financial Officer and Treasurer, Michael Romanko, who is the Company’s Executive Vice President of Merchandising, and all other Executive Vice Presidents will be eligible to receive severance in the amount of 12 months of base salary and reimbursement for certain COBRA expenses for 12 months upon a termination without “cause” or a resignation for “good reason,” and (ii) Senior Vice Presidents and Vice Presidents will be eligible to receive severance in the amount of 6 months of base salary and reimbursement for certain COBRA expenses for 6 months upon a termination without “cause.” The Severance Plan supersedes any severance benefits that he or she would have been entitled to under any other pre-existing agreement between the individual and the Company and is the only plan, policy, or practice that provides severance benefits to participating individuals, other than individually applicable employment or severance agreements. The Company’s (i) Chief Executive Officer and President, (ii) Chief Administrative Officer, and (iii) Executive Chairman are not eligible to participate in the Severance Plan because they are entitled to severance benefits under their respective employment agreements, which are summarized in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Below, Inc.

Date: May 13, 2016	By:	/s/ Kenneth R. Bull
		Name:	Kenneth R. Bull
		Title:	Chief Financial Officer and Treasurer